Exhibit 21.1

opgericht 1 september 1919

Nieuwe Parklaan 73
2597 LB ‘s-Gravenhage
Telefoon (070) 351 23 71
Telefax (070) 355 76 00
E-mail denhaag@noortgassler.nl
Website www.noortgassler.nl

INDEPENDENT AUDITOR’S REPORT

To: the Shareholders and Board of Velocitius B.V.

We have audited the accompanying financial statements 2013 of Velocitius B.V., Amsterdam, which comprise the consolidated and company balance sheet as at December 31st, 2013, the consolidated and company profit and loss account for the year then ended and the notes, comprising a summary of the accounting policies and other explanatory information.

Management’s responsibility

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America. Furthermore management is responsible for such internal control as it determines as necessary to enable the preparation of the financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. This requires that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements give a true and fair view of the financial position of Velocitius B.V. as at December 31st, 2013, and of its result for the year then ended in accordance with accounting principles generally accepted In the United States of America.

Unaudited corresponding figures

We have not audited the financial statements of the previous year. Consequently, we have not audited the corresponding figures included in the profit and loss account.

Bloemendaal, December 23th, 2014

JPA Van Noort Gassler & Co B.V.

/s/ F.D. Schoorl RB

Drs. F.D. Schoorl RB
Accountant-administratieconsulent (member NBA)

BTW NL0092.79.179.B.01
	JPA Van Noort Gassler & Co. B.V.		Amsterdam, Bloemendaal,
IBAN NL27 INGB 0677 2375 29	Kamer van Koophandel 27170004		Driebergen, ‘s-Gravenhage,
[ILLEGIBLE]	[ILLEGIBLE]	[ILLEGIBLE]	[ILLEGIBLE]

Velocitius B.V.

(Incorporated in the Netherlands)

Consolidated Financial Statements
December 31, 2013 and 2012
(expressed in USD)

Velocitius B.V.

As at December 31, 2013 and 2012

Velocitius B.V.

Consolidated Balance Sheet

As at December 31, 2013 and 2012

(expressed in USD)

	Notes	2013	2012
Assets

Goodwill	(3)	1,598,032	1,653,255
Technical plants and machines	(4)	23,351,670	24,190,718
Deferred tax assets		95,861	173,498
Trade and other receivables		783,621	410,968
Receivables from participants		3,437	3,299
Taxation		87,181	321,253
Prepaid expenses		200,462	213,250
Cash and cash equivalents	(5)	1,607,815	1,524,636

Total assets		27,728,079	28,490,877

Liabilities

Loans payable	(7)	13,726,738	14,956,979
Other provisions		282,146	217,682
Accounts payable and accrued expenses	(8)	385,848	641,055
Taxation		105,584	54,778
Other liabilities		58,140	52,411
Deferred tax liability	(9)	1,443,819	1,295,988

Total liabilities		16,002,275	17,218,893

Shareholders’ Equity

Capital stock	(6)	23,954	23,954
Contributed surplus	(6)	11,546,933	11,546,933
Currency translation reserve		461,280	(7,573)
Deficit		(306,363)	(291,330)

Total shareholder’s equity		11,725,804	11,271,984

Total liabilities and shareholder’s equity		27,728,079	28,490,877

Approved by the Board of Directors

/s/ R.C. Paladino	/s/ P.F. Seidenberg
Mr. R.C. Paladino	Mr. P.F. Seidenberg

Trust International Management (T.I.M ) B.V.	Europe Management Company B.V.

The accompanying notes are an integral part of these financial statements.

Velocitius B.V.

Consolidated statements of Operations and Comprehensive Loss

For the years ended December 31, 2013 and 2012

(expressed in USD)

	Notes	2013	2012
Income

Sales income	(10)	3,515,414	3,827,127
Other operational income		187,975	78,968
Interest income banks		13,025	12,901
Unrealized currency exchange result		20,365	6,059

		3,736,779	3,925,055

Expenses

Amortization of intangible fixed assets	(11)	(119,912)	(116,086)
Depreciation of tangible fixed assets	(12)	(1,784,594)	(1,727,658)
General and administrative expenses	(13)	(1,419,311)	(1,675,857)
Interest expense on loans		(522,386)	(571,186)
Realized currency exchange result		(1,298)	1,398

		(3,847,501)	(4,089,389)

Net income/(loss) before provision for income taxes		(110,722)	(164,334)

Provision for corporate tax	(14)	(90,724)	(132,611)

Net income/(loss) after provision for income taxes		(201,446)	(296,945)

Extraordinary result		186,413	153,607

Comprehensive loss		(15,033)	(143,338)

The accompanying notes are an integral part of these financial statements.

Velocitius B.V.

Statements of Changes in Shareholder’s Equity

For the years ended December 31, 2013 and 2012

(expressed in USD)

			Currency		Total
		Contributed	translation		shareholder’s
	Capital Stock	Surplus	reserve	Deficit	equity

Opening balance	23,954	11,546,933	0	(147,992)	11,422,895

Net loss	0	0		(143,338)	(143,338)

Movement for the year	0		(7,573)	0	(7,573)

Balance as at December 31, 2012	23,954	11,546,933	(7,573)	(291,330)	11,271,984

Net loss	0	0	0	(15,033)	(15,033)

Movement for the year	0	0	468,853	0	468,853

Balance as at December 31, 2013	23,954	11,546,933	461,280	(306,363)	11,725,804

Velocitius B.V.

Statements of Cash Flows

For the years ended December 31, 2013

(expressed in USD)

	Notes	2013
Cash flows from operating activities
Net loss		(15,033)

Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation	(12)	1,784,594
Amortization of finance costs	(11)	119,912
Changes in assets and liabilities:
Decrease/(increase) in trade receivables		(372,653)
Decrease/(increase) in receivables from participants		(138)
Increase/(decrease) in loan and interest payable	(7)	(1,230,241)
Decrease/(increase) in income taxes receivable		234,072
Increase/(decrease) in income tax payable		50,806
Increase/(decrease) in deferred tax liability	(9)	147,831
Decrease/(increase) in in deferred tax asset		77,637
Decrease/(increase) in prepaid expenses		12,788
Increase/(decrease) in other payables		70,193
Increase/(decrease) in accounts payable and accrued liabilities	(8)	(255,207)

Increase/(decrease) due to exchange rate movements		(541,382)

Net cash provided by operating activities		83,179

Cash flows from Investing activities
Net cash used in investing activities		0

Cash flows from financing activities
Net cash used in financing activities		0

Increase in cash and cash equivalents		83,179

Cash and cash equivalents - Beginning of year	(5)	1,524,636

Cash and cash equivalents - End of year	(5)	1,607,815

The accompanying notes are an integral part of these financial statements.

Velocitius B.V.

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

1            Nature of operations and group affiliation

Velocitius B.V. (the “Company”) was incorporated on May 26, 1986 and is a limited liability company with its statutory seat in Amsterdam, The Netherlands. The principal activity of Velocitius B.V. is acting as a financing and holding of group companies. Velocitius B.V. is wholly owned by MVC Capital, Inc. located at NY, USA.

The consolidated financial statements comprise the annual accounts of Velocitius B.V. and the accounts of the three subsidiaries of Velocitius B.V., MVC Windpark-Verwaltungsgesellschaft mb, Windpark Schrepkow Kletzke GmbH & Co KG and Regenerative Energiewandlung R.E.W. Eixen GmbH & Co. KG. The principal activity of MVC Windpark-Verwaltungsgesellschaft GmbH is the administration of its assets as well as the acceptance of the personal liability in commercial partnerships. The principal activity of Windpark Schrepkow Kletzke GmbH & Co KG is the purchase, construction and use of wind turbines. The principal activity of Regenerative Energiewandlung R.E.W. Eixen GmbH & Co. KG is the purchase, construction and operation of wind energy plants for the generation of electric energy.

2            Significant accounting policies

These financial statements have been prepared in accordance with accounting policies generally accepted in the United States of America. The significant accounting policies are:

In the consolidated financial statements 2012, after the establishment of this financial statements, such inaccuracy arise that 2012 seriously lacking in giving insight. Inaccuracy mentioned refers to the accumulated depreciation of tangible fixed assets and on deficit as part of shareholder’s equity. The latter should have been EUR 318,071 higher. The comparative figures included in consolidated financial statements are adjusted.

In the consolidated financial statements, after the establishment of this financial statements, such inaccuracy arise that 2012 seriously lacking in giving insight. Inaccuracy mentioned refers to the deferred tax position and on the deficit as part of shareholder’s equity. The latter should have been EUR 137,988 higher mainly due to lower tax rate of 29 % instead of 36.5%.

The comparative figures included in the annual reports and accounts are adjusted.

(a) General

Assets and liabilities are stated at face value unless indicated otherwise.

(b) Intangible fixed assets

Goodwill is stated at net book value, and amortised on a straight line basis over a period of 20 years. Goodwill arises as a difference between the purchase price paid for each subsidiary and the fair value of the identified assets and liabilities of the acquired companies. As the subsidiaries’ assets are windmills with an estimated economic life of 20 years, it was estimated goodwill to have the same economic life, therefore it is depreciated over the same period.

(c) Tangible assets

Other fixed assets are valued at historical cost or manufacturing price including directly attributable expenditure, less straight-line depreciation over their estimated useful lives, or value in use, if lower.

Velocitius B.V.

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

(d) Financial fixed assets

The investments in subsidiaries are stated at net asset value, determined according to the accounting principles used by the Company. In order to ensure this, it has been assessed the principles based on which the value of the assets and liabilities of the Companies subsidiaries were recorded. The tangible fixed assets of Windpark Schrepkow Kletzke GmbH & Co KG are depreciated according to the digressive method. The tangible fixed assets comprise of wind-powered machines, which’s economical life we estimate to be 20 years. According to the accounting principles of the Company, using a straight line basis for depreciation is better reflecting the fair value of the wind-powered machines, as they will not wear-out in the first years of usage, but evenly during the whole economic life of 20 years.

(e) Cash and cash equivalents

Cash and cash equivalent include cash held with banks and highly liquid investments with the maturity less than three months at the time of their purchase.

(f) Long-term liabilities

Liabilities with a longer term than one year are included in long-term liabilities. Repayments due in the course of the next year are included in current liabilities. Liabilities have been valued at nominal value.

(g) Deferred tax assets and liabilities

Deferred tax assets and liabilities are recognized in respect of timing differences between valuation of assets and liabilities according to fiscal provisions on the one hand and the valuation principles as used in these annual accounts on the other. Deferred tax assets and liabilities are calculated based on the ruling tax rates as at year-end or future applicable rates, insofar as already decreed by law. Deferred taxes are valued at nominal value. Deferred tax assets are recognized under current assets; deferred tax liabilities are recognized under provisions.

(h) Foreign currencies

Assets and liabilities denominated in foreign currencies are translated into US Dollar at rates of exchange ruling at the balance sheet date. Transactions in foreign currencies are translated at the rates in effect at the dates of transactions. Exchange gains or losses are reflected in the profit and loss account.

(i) Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that effect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(j) Provisions

Provisions are set up for legally enforceable and actual obligations existing at the balance sheet date, if it is likely that an outflow of recourses is necessary and the size of the obligation can be estimated reliably.

Velocitius B.V.

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

(k) Principles for the determination of result

Profit or loss is determined as the difference between the realisable value of the goods delivered and services rendered, and the costs and other charges for the year. Gains or losses on transactions are recognised in the year in which they are realised; losses are taken as soon as they are foreseeable.

Sales income comprises the fair value of the consideration received or receivable for the sale of goods and services in the ordinary course of the Company’s activities. Revenue is shown net of value-added tax, rebates and discounts and after eliminating sales within the group.

General and administrative expenses comprise costs chargeable to the year that are not directly attributable to the cost of the goods sold.

Intangible fixed assets including goodwill are amortised and tangible fixed assets are depreciated over their expected useful lives as from the inception of their use. Land and investment property are not depreciated. Future depreciation is adjusted if there is a change in estimated useful life.

(l) Taxation

Profit tax is calculated on the profit/loss before taxation in the profit and loss account, taking into account any losses carried forward from previous financial years (insofar as these are not included in deferred tax assets), tax exempt items and non deductible expenses. Account is also taken of changes in deferred tax assets and deferred tax liabilities owing to changes in the applicable tax rates.

Velocitius B.V.

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

(expressed in USD)

3           Goodwill

	2013	2012

MVC Windpark-Verwaltungsgesellschaft mbH, Poolstrasse 7, 20355 Hamburg, Germany
Acquisition price	34,365	32,991
Fair value of assets and liabilities as at acquisition	(33,000)	(31,681)
Goodwill at acquisition	1,365	1,310
Amortisation goodwill previous year	(435)	(370)
Amortisation goodwill current year	(87)	(65)
Goodwill December 31, 2012	843	875

Windpark Schrepkow Kletzke GmbH & Co KG, Feldscheide 2, 24814 Sehestedt, Germany
Acquisition price	3,247,142	3,117,334
Correction purchase price (invoice legal services related to acquisition)	78,804	75,654
Fair value of assets and liabilities as at acquisition	(2,165,369)	(2,078,806)
Goodwill at acquisition	1,160,577	1,114,182
Amortisation goodwill previous year	(357,466)	(301,757)
Amortisation goodwill current year	(72,915)	(55,709)
Goodwill December 3l, 2013	730,196	756,716

Regenerative Energiewandlung R.E.W. Eixen GmbH & Co. KG, Feldscheide 2, 24814 Sehestedt, Germany

Acquisition price	9,130,363	8,765,366
Fair value of assets and liabilities as at acquisition	(7,835,224)	(7,522,002)
Goodwill at acquisition	1,295,139	1,243,364
Amortisation goodwill previous year	(367,828)	(305,659)
Amortisation goodwill current year	(80,076)	(62,169)
Goodwill December 31, 2013	847,235	875,536

Intangible assets of Regenerative Energiewandlung R.E.W. Eixen GmbH representing capitalized software license fees

Net book value beginning of the period	20,128	21,290
Depreciation current year	(370)	(1,162)
Intangible assets December 31, 2013	19,758	20,128

	1,598,032	1,653,255

Velocitius B.V.

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

(expressed in USD)

4                 Technical plants and machines

	2013	2012

Net book value using straight line depreciation	23,351,670	24,190,718

2013
Movement schedules of Windpark Schrepkow Kletzke GmbH & Co KG

Technical plants and machinery straight line depreciation used by Velocitius B. V.

	Wind-	Wind-	Wind-
	powered	powered	powered
	machine	machine	machine	Safety
	acquired	acquired	acquired	equipment
	Sep, 23	Sep, 23	Nov, 30	acquired Apr
	2004	2004	2005	24, 2007	Total

Acquisition cost	1,250,887	1,250,887	7,518,058	337	10,020,169
Additions to acquisition cost	30,926	30,926	185,557	0	247,409
Accumulated depreciation	(520,575)	(520,575)	(2,690,153)	(337)	(3,731,640)
Depreciation	(64,091)	(64,091)	(385,181)	0	(513,363)
Net book value as at December 31, 2013	697,147	697,147	4,628,281	0	6,022,575

Technical plants and machinery using digressive depreciation by Windpark Schrepkow Kletzke GmbH & Co KG

	Wind-	Wind-	Wind-
	powered	powered	powered
	machine	machine	machine	Safety
	acquired	acquired	acquired	equipment
	Sep, 23	Sep, 23	Nov, 30	acquired Apr
	2004	2004	2005	24, 2007	Total

Acquisition cost	1,250,887	1,250,887	7,518,058	337	10,020,169
Additions to acquisition cost	30,926	30,926	185,557	0	247,409
Accumulated depreciation	(849,085)	(849,085)	(4,687,882)	(335)	(6,386,387)
Depreciation	(56,442)	(56,442)	(376,966)	0	(489,850)
Net book value as at December 31, 2013	376,286	376,286	2,638,767	1	3,391,341

Velocitius B.V.

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

(expressed in USD)

4              Technical plants and machines (continued)

2013

Movement schedules of R.E.W. Eixen GmbH & Co. KG

Technical plants and machinery 20 years straight line depreciation used by Velocitius B.V.

Wind-powered machine, acquired December 2006
Acquisition cost of 9 windmills at EUR 2,103,981	26,029,205
Additions to acquisition cost	630,942
Accumulated depreciation	(7,998,045)
Depreciation	(1,333,007)
Net book value as at December 31, 2013	17,329,095

Technical plants and machinery 16 years straight line depreciation used by Regenerative Energiewandlung R.E.W. Eixen GmbH & Co. KG

Wind-powered machine acquired December 2006
Acquisition cost of 9 windmills at EUR 2,103,981	26,029,205
Additions to acquisition cost	630,942
Accumulated depreciation	(9,998,312)
Depreciation	(1,680,190)
Net book value as at December 31, 2013	14,981,645

5              Cash and cash equivalents

	2013	2012

Citco Bank Nederland N.V., Amsterdam	5,508	12,526
Vereins und Westbank	371,404	311,010
RBS Global Group bank	1,227,388	1,197,558
Deutsche bank	3,515	3,542
	1,607,815	1,524,636

The cash and cash equivalents are at the Company’s free disposal.

6              Capital stock

	Ordinary shares (number
	or units)	USD
Authorised and issued December 31, 2013 and 2012	18,152	23,954

As at balance sheet date the authorized share capital of the Company is USD 119,771 (EUR 90,760) divided into 90,760 shares of USD 1.32 (EUR I) each. A total of 18,152 shares were issued end fully paid.

As at balance sheet date the Company had USD 11,546,933 (EUR 8,750,000) contributed to capital surplus account.

Velocitius B.V.

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

(expressed in USD)

7            Loans payable

	2013	2012

Loan contracted with a credit institution by :
Regenerative Energiewandlung R.E.W. Eixen GmbH & Co. KG	9,956,329	10,753,105
Windpark Schrepkow Kletzke GmbH & Co KG	3,770,409	4,203,874
	13,726,738	14,956,979

The loans payable are repayable as follows:

	Amount	Maturity	Repayments	Repayments
Credit Institution	payable	date	quarterly	half-yearly	Interest rate

Deutsche Kreditbank	2,049,530	30 Dec, 2020	73,197	0	4.25%
Deutsche Kreditbank	1,720,879	30 Sep, 2015	0	122,922	3.50%
Hypo Vereinsbank	6,598,083	30 Sep, 2021	0	412,380	3.25%
Hypo Vereinsbank	3,358,246	30 Dec, 2021	0	209,892	3.45%

8             Accounts payable and accrued expenses

	2013	2012

Accounts payable	383,786	639,014
Accrued expenses	2,062	2,041
	385,848	641,055

9             Deferred tax liability

	2013	2012

Deferred tax liability on the difference between the straight line depreciation allowed for in Velocitius accounts and the digressive depreciation provided for in Windpark Schrepkow Kletzke accounts (for taxation purposes), using the tax rate applied in the tax jurisdiction of the subsidiary (29%).	763,059	739,100

Deferred tax liability on the difference between the straight line depreciation using 20 year economic life in Velocitius accounts and the straight line depreciation using 16 year economic life in regenerative Energiewandlung R.E.W. Eixen GmbH & Co. KG accounts , using the tax rate applied in the tax jurisdiction of the subsidiary (29%).	680,760	556,888

	1,443,819	1,295,988

10      Sales income

	2013	2012

Sales income from R.E.W. Eixen GmbH & Co. KG	2,533,537	2,780,959
Sales income from Windpark Schrepkow Kletzke GmbH & Co KG	981,877	1,046,168
	3,515,414	3,827,127

Velocitius B.V.

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

(expressed in USD)

11          Amortization intangible fixed assets

	2013	2012

Amortization intangible fixed assets	119,912	116,086

12          Depreciation tangible fixed assets

	2013	2012

Depreciation tangible fixed assets	1,784,594	1,727,658

13          General and administrative expenses

	2013	2012

General expenses	1,386,599	1,642,567
Management fees Jasper	14,469	13,833
Legal and other professional fees	9,646	9,222
Tax advisory fees	3,779	3,612
Management fees Citco	1,849	1,767
Accounting fees	1,729	3,772
Bank charges	1,240	1,084
	1.419,311	1,675,857

14          Provision for corporate tax

	2013	2012

Corporate income tax on deferred depreciation	90,724	132,611

The corporate tax is based on the fiscal results, taking into account that certain income and expenses as reported in the profit and loss account are exempted from taxation.

15          Directors and employees

The Group has no employees other than its directors.

The Group has no supervisory directors.

Velocitius B.V.

Balance Sheet

As at December 31, 2013 and 2012

(expressed in Euros)

	Notes	2013	2012

ASSETS

Non-current assets
Intangible fixed assets	(2)	1,148,170	1,237,545
Financial fixed assets	(3)	7,560,118	7,684,079
		8,708,288	8,921,624

Current assets
Prepaid expenses		2,163	2,163
Receivable	(4)	2,500	2,500
Cash at banks	(5)	4,007	9,492
		8,670	14,155

TOTAL ASSETS		8,716,958	8,935,779

SHAREHOLDERS’ EQUITY AND LIABILITIES

Shareholders’ equity	(6)
Issued and fully paid share capital		18,152	18,152
Share premium		8,750,000	8,750,000
Accumulated deficit		(245,143)	(133,701)
Reserves		18,641	18,641
Net result for the year		(11,315)	(111,442)
		8,530,335	8,541,650

Current liabilities
Intercompany account payable	(7)	14,935	16,354
Accounts payable and accrued expenses	(8)	171,688	377,775
		186,623	394,129

TOTAL SHAREHOLDERS’ EQUITY AND LIABILITIES		8,716,958	8,935,779

The accompanying notes form part of these annual accounts.

Velocitius B.V.

Profit and Loss Account

for the years ended December 31, 2013 and 2012

(expressed in Euros)

	Notes	2013	2012

Operational expenses

Amortization intangible assets	(10)	(89,374)	(89,374)
General and administrative expenses	(11)	(139,373)	(341,415)
		(228,747)	(430,789)

Financial income/(expenses)
Other income		200,608	0
Unrealized currency exchange result		15,328	4,711
Realized currency exchange result		(977)	1,087
		214,959	5,798

Result before provision for corporate tax		(13,788)	(424,991)

Refund of corporate income tax 2011		1,435	1,098

Result subsidiaries - income	(9)	1,038	312,451

NET RESULT FOR THE YEAR		(11,315)	(111,442)

The accompanying notes form part of these annual accounts.

Velocitius B.V.

Notes to the Annual Accounts

December 31, 2013 and 2012

1                 General information

The company’s annual accounts have been prepared in accordance with the statutory provisions, of Part 9, Book 2, of the Netherlands Civil Code and the firm pronouncements in the Guidelines for Annual Reporting in the Netherlands as issued by the Dutch Accounting Standards Board. The accounting policies for the company annual accounts and the consolidated financial statements differs. Annual accounts of the Company are prepared under accounting policies generally accepted in the Netherland and were translated to the accounting policies generally accepted in United States of America when consolidating. Group companies are stated at net asset value in accordance with Note 2 (d) to the consolidated financial statements.

For the accounting policies for the Company’s Balance Sheet and Profit and Loss Account, reference is made to the Notes to Consolidated Financial Statements on pages 6 to 12.

2                 Intangible fixed assets

	2013	2012

Goodwill

MVC Windpark-Verwaltungsgesellschaft mbH,
Poolstrasse 7, 20355 Hamburg, Germany
Acquisition price	25,000	25,000
Fair value of assets and liabilities as at acquisition	(24,007)	(24,007)
Goodwill at acquisition	993	993
Amortisation goodwill previous years	(330)	(281)
Amortisation goodwill current year	(50)	(49)
Goodwill as at December 31, 2013	613	663

Windpark Schrepkow Kletzke GmbH & Co KG,
Feldscheide 2, 24814 Sehestedt, Germany
Acquisition price	2,362,244	2,362,244
Correction purchase price (invoice legal services related to acquisition)	57,329	57,329
Fair value of assets and liabilities as at acquisition	(1,575,271)	(1,575,271)
Goodwill at acquisition	844,302	844,302
Goodwill previous years	(270,880)	(228,665)
Amortisation goodwill current year	(42,215)	(42,215)
Goodwil1 as at December 31, 2013	531,207	573,422

Regenerative Energiewandlung R.E.W. Eixen GmbH & Co. KG,
Feldscheide 2, 24814 Sehestedt, Germany
Acquisition price	6,642,193	6,642,193
Fair value of assets and liabilities as at acquisition	(5,700,000)	(5,700,000)
Goodwill at acquisition	942,193	942,193
Amortisation goodwill previous year	(278,733)	(231,623)
Amortisation goodwill current year	(47,110)	(47,110)
Goodwill as at December 31, 2013	616,350	663,460

	1,148,170	1,237,545

Velocitius B.V.

Notes to the Annual Accounts

December 31, 2013 and 2012

3                Investments in subsidiaries

	Shares held %	2013	2012

MVC Windpark-Verwaltungsgesellschaft mbH,
Poolstrasse 7, 20355 Hamburg, Germany	100
Net asset value as at January 1, 2013		17,965	20,793
Result subsidiary during the year		(793)	497
Fundamental error adjustment		0	(3,325)
Net asset value as at December 31, 2013		17,172	17,965

Windpark Schrepkow-Kletzke GmbH &Co. KG,
Feldscheide 2, 24814 Sehestedt, Germany	100
Net asset value as at January 1, 2013		1,549,494	1,116,953
Result subsidiary during the year		(74,522)	122,096
Fundamental error adjustment		0	310,445
Net asset value as at December 31, 2013		1,474,972	1,549,494

Regenerative Energiewandlung R.E.W. Eixen GmbH & Co. KG
Feldscheide 2, 24814 Sehestedt, Germany	100
Net asset value as at January 1, 2013		6,116,620	6,072,599
Result subsidiary during the year		76,354	189,858
Dividends received as at December 31, 20123		(125,000)	(250,000)
Fundamental error adjustment		0	104,163
Net asset value as at December 31, 2013		6,067,974	6,116,620

Net asset value as at December 31, 2013		7,560,118	7,684,079

4                Receivable

	2013	2012

MVC Capital, Inc.	2,500	2,500

5                Cash at banks

	2013	2012

Citco Bank Nederland N.V., Amsterdam	4,007	9,492

Velocitius B.V.

Notes to the Annual Accounts

December 31, 2013 and 2012

6      Shareholders’ equity

As at balance sheet date the authorized share capital of the Company is EUR 90,760 divided into 90,760 shares of EUR 1 each. A total of 18,152 shares were issued and fully paid.

Movements in the shareholders’ equity accounts are as follows:

		Changes
	2012	for the year	2013

Issued and fully paid share capital	18,152	0	18,152
Share premium	8,750,000	0	8,750,000
Accumulated deficit	(133,701)	(111,442)	(245,143)
Reserves	18,641	0	18,641
Net result previous year	(111,442)	111,442	0
Net result current year	0	(11,315)	(11,315)
	8,541,650	(11,315)	8,530,335

7                 Intercompany account payable

			2013	2012

MVC Capital Inc.	USD	19,500	14,186	15,605
MVC Windpark -Verwaltungs GmbH			749	749
			14,935	16,354

8                 Accounts payable and accrued expenses

	2013	2012

Accounts payable	170,188	376,228
Accrued tax advisory fees	1,500	1,547
	171,688	377,775

9                 Result subsidiaries

	2013	2012

Adjustment net asset value of the investments	1,038	312,451

10          Amortization intangible assets

	2013	2012

Amortization goodwill	89,374	89,374

Velocitius B.V.

Notes to the Annual Accounts

December 31, 2013 and 2012

11          General and administrative expenses

	2013	2012

Management fees Jasper	92,405	95,597
General expenses	22,348	4,901
Accounting fees	10,890	10,755
Director costs	7,260	7,170
Legal and other professional fees	2,844	2,808
Management fees Citco	1,392	1,374
Tax advisory fees	1,301	2,933
Bank charges	933	843
Out of pocket expenses (MVC Financial Services, Inc.)	0	215,034
	139,373	341,415

12          Provision for corporate tax

The corporate tax is based on the fiscal results, taking into account that certain income and expenses as reported in the profit and loss account are exempted from taxation.

13          Directors and employees

The Company has no employees other than its directors.

The Company had four directors during the year (2012: four). No loans or advances have been given to or received from the directors.

The Company has no supervisory directors.

Velocitius B.V.

Supplementary Information

December 31, 2013

1                 Proposed Appropriation of Results

Subject to the provision under Dutch law no dividends can be declared until all losses have been recovered. Profits are at the disposal of the Annual General Meeting of Shareholders in accordance with the Articles of Incorporation.

The management proposed not to declare a dividend and to add the net result for the year to the accumulated deficit. This proposal has not been reflected in the accompanying annual accounts.

2                 Post Balance Sheet Events

No matters or circumstances of importance have arisen since the end of the financial year the that have significantly affected or may significantly affect the operations of the Company, results of those operations in or the state of affairs of the Company subsequent financial periods.

3                 Audit

The Company qualifies as a “small company” and in accordance with Article 396 § 6 of the The Netherlands, Book 2, Title 9, no audit is required.